EXHIBIT 10.2

CREDIT AGREEMENT

Between

STANCORP FINANCIAL GROUP, INC.

And

KEYBANK NATIONAL ASSOCIATION

Dated as of June 30, 2003

$75,000,000

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated and effective as of June 30, 2003, is made by and between STANCORP FINANCIAL GROUP, INC., an Oregon corporation (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1    Defined Terms.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted LIBOR” means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage, and which Adjusted LIBOR shall be automatically adjusted on and as of the effective date of any change in the Reserve Percentage.

“Advance” means the portion of the outstanding Loan bearing interest at an identical rate for an identical Loan Period. An Advance may be a LIBOR Advance or a Base Rate Advance (together, “LIBOR Advances” and each, a type of Advance).

“Adverse Event” means the occurrence of any event that could reasonably be expected to have a material adverse effect (a) on the business, operations, property, assets or financial condition of the Borrower and its Subsidiaries, taken as whole, or (b) on the ability of the Borrower to perform its obligations under the Loan Documents, or (c) on the ability of the Guarantors, taken together, to perform their obligations under the Loan Documents.

“Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

“Applicable Fee Percentage” shall mean:

(i)    commencing on the effectiveness of this Agreement and continuing through and including September 30, 2003, seventeen and one-half (17.50) Basis Points, and

(ii)    effective on October 1, 2003 and on the first day of each fiscal quarter of the Borrower thereafter, the number of Basis Points indicated in the applicable table below corresponding to the Borrower’s Leverage Ratio as of the end of the fiscal quarter immediately preceding the fiscal quarter most recently ended (that is, by way of example, any change in the Applicable Fee Percentage as of October 1, 2003 will be made by reference to the Leverage Ratio as of June 30, 2003):

Total Leverage Ratio:	Applicable Fee Percentage (in Basis Points):

Equal to or less than 0.20 to 1	Fifteen (15)

Greater than 0.20 to 1, but equal to or less than 0.25 to 1	Seventeen and one-half (17.50)

Greater than 0.25 to 1, but equal to or less than 0.30 to 1	Twenty (20)

Greater than 0.30 to 1	Twenty-seven and one-half (27.50).

“Applicable LIBOR Percentage” shall mean, with respect to any LIBOR Advances,

(i)    commencing on the effectiveness of this Agreement and continuing through and including September 30, 2003, seventy (70) Basis Points, and

(ii)    effective on October 1, 2003 and on the first day of each fiscal quarter of the Borrower thereafter, the number of Basis Points indicated in the applicable table below corresponding to the Borrower’s Leverage Ratio as of the end of the fiscal quarter immediately preceding the fiscal quarter most recently ended (that is, by way of example, any change in the Applicable LIBOR Percentage as of October 1, 2003 will be made by reference to the Leverage Ratio as of June 30, 2003):

Total Leverage Ratio:	Applicable LIBOR Percentage (in Basis Points):

Equal to or less than 0.15 to 1	Forty-seven and one-half (47.50)

Greater than 0.15 to 1, but equal to or less than 0.20 to 1	Sixty (60)

Greater than 0.20 to 1, but equal to or less than 0.25 to 1	Seventy (70)

Greater than 0.25 to 1, but equal to or less than 0.30 to 1	Eighty (80)

Greater than 0.30 to 1	Ninety-seven and one-half (97.50).

“Authorized Control Level Risk-Based Capital” shall have the meaning set forth on page 27, line 31, column 1 of the most recent NAIL Statement filed by SIC.

“Base Rate” shall mean the higher of (i) the per annum rate equal to the Fed Funds Rate plus one and one-half percent (1.5%) or (ii) that variable interest rate established from time to time by the Bank as its so-called “prime” rate (or equivalent rate otherwise named), whether or not such rate is publicly announced; the prime rate may not necessarily be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

“Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.2 or a notice of continuation or conversion under Section 2.3 or as referred to in Section 3.1(a).

“Basis Point” means one one-hundredth of one percent (0.01%).

“Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Ohio) on which national banks are permitted to be open in Cleveland, Ohio; provided, however, that, when used in connection with a LIBOR Advance, “Business Day” shall mean any such day on which banks are open for dealings in or quoting deposit rates for dollar deposits in the London interbank market.

“Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Commitment” means seventy-five million dollars ($75,000,000) as such amount may be reduced from time to time pursuant to Section 4.4 or Section 10.2.

“Compliance Certificate” means a certificate in the form of Exhibit C, duly completed and signed by the chief financial officer or controller of the Borrower.

“Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“Department” means the governmental agency or authority of the state of domicile of an insurance company primarily responsible for regulating the insurance company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default” means any event described in Section 10.1.

“Executive Officer” means the chief executive officer, president, chief financial officer, controller, or treasurer.

“Expiry Date” means June 28, 2004.

“Facility Fee” shall have the meaning set forth in Section 3.2.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or a successor thereto.

“Fixed Charge Coverage Ratio” means for any period (a) the sum of net income, plus interest expense, plus income tax expense, plus depreciation and amortization expense (to the extent that such interest expense, income tax expense, depreciation and amortization are included in the calculation of net income), divided by (b) the sum of cash taxes, plus cash paid for interest (as shown on the Borrower’s Consolidated Statement of Cash Flows as filed with the Securities and Exchange Commission for such period), all as calculated in accordance with GAAP consistently applied.

“Funded Debt” means, without duplication, the following obligations, contingent or otherwise, of the Borrower and its Subsidiaries (whether or not classified as liabilities upon the obligor’s balance sheet, whether originally incurred or later assumed, and whether or not incurred as a general partner or joint venturer of a partnership or joint venture): (a) obligations under this Agreement; (b) indebtedness for borrowed money (including, without limitation, any and all notes outstanding under the Note Indenture); (c) “surplus notes” as set forth in the Borrower’s financial statements prepared in accordance with SAP; (d) any obligations as lessee under any Capitalized Lease or synthetic lease; (e) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and whether or not the obligation secured is the obligation of the owner or another party; (f) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others, including agreements to maintain net worth or working capital of, or provide funds to satisfy any other financial test applicable to any other Person; and (g) undertakings or agreements to reimburse or indemnify issuers of letters of credit; but in any event excluding: (x) obligations of partnerships or joint ventures where the recourse of the creditor on the obligation is limited to assets of the partnership or joint venture; (y) obligations arising on account of the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business; and (z) obligations of the Borrower or any Subsidiary to another Subsidiary or the Borrower, to the extent such obligations are consolidated on Borrower’s financial statements; provided, however, that with respect to obligations of a partnership or joint venture of which the Borrower or a Subsidiary is a partner or joint venturer (each a “Pass-through Obligation”), each Pass-through Obligation shall be deemed to be Funded Debt of, as the case may be, the Borrower or such Subsidiary in an amount equal to the Borrower’s or such Subsidiary’s percentage interest in such partnership or joint venture, times the amount of such Pass-through Obligation (each a “Pro Rata Portion”); provided further, however, that if the holder of any Pass-through Obligation shall have claimed or asserted that, as the case may be, the Borrower or such Subsidiary is liable for any portion of such Pass-through Obligation in excess of the Pro Rata Portion thereof, such claimed or asserted excess shall also be deemed to be Funded Debt of the Borrower or such Subsidiary.

“GAAP” means generally accepted accounting principles consistently applied.

“Guarantors” means SIC and SMI.

“Guaranties” means guaranties in the form of Exhibit B-1 and B-2, duly completed and signed by authorized officers of SIC and SMI, respectively.

“Indebtedness” means Funded Debt (without regard to the exclusions contained in the definition of such term) plus, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) any obligation on account of deposits or advances; and (b) any obligation for the deferred purchase price of any property or services, except Trade Accounts Payable.

“Intercreditor Agreement” means that certain agreement dated as of June 30, 2003 among the Borrower, the Bank, and Key Bank National Association.

“Letters of Credit” shall have the meaning set forth in Section 2.6.

“Letter of Credit Obligations” shall mean the aggregate amount of all possible drawings under all outstanding Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.

“Leverage Ratio” shall have the meaning set forth in Section 8.11(a).

“LIBOR” means, with respect to any LIBOR Advance for any Loan Period, the per annum rate of interest, determined by the Bank in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 A.M. (London time) three Business Days prior to the beginning of such Loan Period pertaining to such LIBOR Advance, appearing on page 3750 of the Dow Jones Telerate Service (or any successor to or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Loan Period. In the event that such a rate quotation is not available for any reason, then the rate shall be the rate, determined by the Bank as of approximately 11:00 A.M. (London time) three Business Days prior to the beginning of such Loan Period pertaining to such LIBOR Advance, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds approximately equal in principal amount to such LIBOR Advance and for a maturity comparable to the Loan Period are offered to the Bank by prime banks in the London interbank market.

“LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.2 or a notice of continuation or conversion under Section 2.3 or as referred to in Section 3.1(a).

“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Loan” shall have the meaning set forth in Section 2.1.

“Loan Documents” means this Agreement, the Note, the Guaranties, each Letter of Credit Agreement, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loan or any collateral for the Loan.

“Loan Period” shall have the meaning set forth in Section 3.1.

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Standards” means accounting standards of the NAIC for life and health insurers, as such standards may be amended from time to time.

“NAIC Statement” means the annual statement of the Standard Insurance Company of Portland in the State of Oregon to the Insurance Department of the State of Oregon.

“Net Income” shall have the meaning set forth on page 4, line 35, column 1 of the most recent NAIC Statement filed by SIC.

“Net Income to Total Income Percentage” means (a) the sum of Net Income, plus the amount of ceding commissions paid by SIC, plus the net deferred acquisition cost of SIC determined on a consolidated basis in accordance with GAAP, divided by (b) the sum of Total Income, plus Realized Capital Gains/Losses, expressed as a percentage.

“Net Worth” means the Borrower’s shareholders’ equity determined on a consolidated basis in accordance with GAAP consistently applied.

“Note” means a promissory note in the form of Exhibit A, duly completed and signed by an authorized officer of the Borrower.

“Note Indenture” means that certain Indenture between the Borrower and U.S. Bank National Association, as trustee, dated as of September 25, 2002.

“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Person” means any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan maintained for employees of the Borrower or of any ERISA Affiliate and subject to Title IV of ERISA or Section 412 of the Code.

“Realized Capital Gains/Losses” shall have the meaning set forth on page 4, line 34, column 1 of the most recent NAIC Statement filed by SIC.

“Related Party” means any Person (other than the Borrower or a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5.00 percent or more of the equity interest of the Borrower; or (c) 5.00 percent or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of “Eurocurrency Liabilities”.

“Risk-Based Capital Percentage” means (a) Total Adjusted Capital, divided by (b) Authorized Control Level Risk-Based Capital, expressed as a percentage.

“SAP” means, as to any insurance company, accounting practices prescribed or permitted by statutes of the state of its domicile or by rules of the Department, or to the extent statutes and the Department fail to prescribe or address such practices, NAIC Standards.

“SIC” means Standard Insurance Company, a Subsidiary of the Borrower.

“SMI” means StanCorp Mortgage Investors, LLC, a Subsidiary of the Borrower.

“SREI” means StanCorp Real Estate Investors, LLC, a Subsidiary of the Borrower.

“Subsidiary” means any Person of which or in which the Borrower or its other Subsidiaries own directly or indirectly 50 percent or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Termination Date” means the earlier of (a) the Expiry Date and (b) the date on which the Commitment is terminated pursuant to Section 4.4 or Section 10.2 hereof.

“Total Adjusted Capital” shall have the meaning set forth on page 27, line 30, column 1 of the most recent NAIC Statement filed by SIC.

“Total Income” shall have the meaning set forth on page 4, line 9, column 1 of the most recent NAIC Statement filed by SIC.

“Trade Accounts Payable” means the trade accounts payable of any Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person’s business.

“U.S. Bank Credit Agreement” means the Credit Agreement between the Borrower and U.S. Bank National Association of even date herewith, as amended pursuant to the terms and conditions hereof.

1.2    Accounting Terms and Calculations.    Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and rstrictions in Article VIII and Article IX hereof) shall be made in accordance with GAAP as in effect on the date of application thereof; provided that, if the Borrower notifies the Bank that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Bank notifies the Borrower that the Bank requests an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries, as applicable, in accordance with GAAP. Any reference to a page, line or column of a NAIC Statement shall be deemed to include a substitute page, line, or column of such NAIC Statement where equivalent financial information appears.

1.3    Computation of Time Periods.    In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”

1.4    Other Definitional Terms.    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

ARTICLE II

TERMS OF LENDING

2.1    The Commitment.    Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Bank shall make loans (the “Loan”) to the Borrower from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided that the unpaid principal amount of the Loan plus the Letter of Credit Obligations shall not at any time exceed the Commitment.

2.2    Borrowing Procedures.    Any request by the Borrower for a Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than:

(a)    1:00 p.m., Cleveland time, on the date of the requested Loan, if the Loan is a Base Rate Advance; or

(b)    1:00 p.m., Cleveland time, three Business Days prior to the date of the requested Loan, if the Loan is, or includes, a LIBOR Advance.

Each request for a Loan shall specify (i) the borrowing date (which shall be a Business Day), (ii) the amount of such Loan and the type or types of Advances comprising such Loan, and (iii) if such Loan includes LIBOR Advances, the Loan Periods for such Advances.

2.3    Continuation or Conversion of Loan.    Subject to the provisions of Section 3.1, the Borrower may elect to (i) continue any outstanding LIBOR Advance from one Loan Period into a subsequent Loan Period to begin on the last day of the earlier Loan Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of a Loan Period only) by giving the Bank notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Bank not later than:

(a)    1:00 p.m., Cleveland time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Base Rate Advance; or

(b)    1:00 p.m., Cleveland time, three Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a LIBOR Advance.

Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitations set forth in Section 3.1), and (iii) for continuation as, or conversion into, LIBOR Advances, the Loan Periods for such Advances.

2.4    The Note.    The Loan shall be evidenced by the Note in the amount of the Commitment and dated as of the date of this Agreement. The Bank shall enter in its records the amount of the Loan and each Advance, the rate of interest borne by each Advance and the payments made on the Loan, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

2.5    Funding Losses.    Subject to the provisions of Section 3.1, the Borrower will indemnify the Bank upon demand against any loss or expense that the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund, or maintain any Advance) as a consequence of (i) any failure of the Borrower to make any payment when due of any amount due hereunder or under the Note, (ii) any failure of the Borrower to borrow, continue or convert an Advance on a date specified therefore in a notice thereof, or (iii) any payment (including, without limitation, any payment pursuant to Section 4.2 or Section 10.2), prepayment or conversion of any LIBOR Advance on a date other than the last day of the Loan Period for such Advance. Determinations by the Bank for purposes of this Section 2.5 of the amount required to indemnify the Bank shall be conclusive in the absence of manifest error.

2.6    Letters of Credit.

(a)    Letters of Credit.    Subject to the terms and conditions of this Agreement, the Borrower may, in addition to requesting Loans, request that the Bank issue letters of credit for the account of the Borrower, by making such request to the Bank (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”). The issuance of such Letters of Credit will be subject to the Bank’s customary letter of credit conditions and requirements as in effect from time to time.

(b)    Additional Provisions.    The following additional provisions shall apply to each Letter of Credit:

(i)    No Letter of Credit may be issued if after giving effect thereto the Letter of Credit Obligations shall exceed $10,000,000 or if the sum of (a) the outstanding principal amount of the Loan plus (B) the Letter of Credit Obligations would exceed the Commitment.

(ii)    No Letter of Credit shall be issued on or after the Termination Date. No Letter of Credit shall be issued which expires or which permits presentment of drafts or other documents for payment later than six months after the Expiry Date.

(iii)    Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, the Bank shall promptly notify the Borrower as to the amount to be paid as a result of such demand and the payment date.

(iv)    The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Bank for any amount paid by the Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Article VI hereof and to the available Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Obligation), be made by the making of a Loan.

(v)    The Borrower will pay to the Bank a letter of credit fee with respect to each Letter of Credit equal to an amount, calculated on the basis of face amount of each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a rate per annum equal to the Applicable LIBOR Percentage, but in no event less than $400, such fee to be due and payable in advance on the date of the issuance thereof, and shall be adjusted for any cancellation or reduction in the face amount of the Letter of Credit. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

(vi)    The issuance by the Bank of each Letter of Credit shall, in addition to the discretionary nature of this facility, be subject to the conditions precedent that the Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as the Bank shall have reasonably requested and are not inconsistent with the terms of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of any Letter of Credit agreement between the Borrower and the Bank (including the charging of any fees other than normal and customary reimbursable expenses), the terms hereof shall control.

(c)    Indemnification.    The Borrower hereby indemnifies and holds harmless the Bank and its officers, directors, employees, and agents (collectively, the “Indemnified Parties”) from and against any and all claims and damages, losses, liabilities, costs or expenses that the Indemnified Parties may incur (or which may be claimed against the Indemnified Parties by any Person whatsoever), in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the party seeking indemnification.

ARTICLE III

INTEREST AND FEES

3.1    Interest.

(a)    Rates.    Interest on each Advance hereunder shall accrue at one of the following per annum rates selected by the Borrower (i) upon notice to the Bank at the Base Rate (a “Base Rate Advance”); or (ii) upon a minimum of three Business Days’ prior notice, at a rate per annum equal to Adjusted LIBOR for the Loan Period selected by the Borrower, plus the Applicable LIBOR Percentage (a “LIBOR Advance”). In any event, if the Loan Period for a LIBOR Advance should happen to extend beyond the

Expiry Date, such Advance (together with any sums owing pursuant to Sections 2.5 and 3.1) must be prepaid on the Expiry Date.

(b)    Prepayments.    If a LIBOR Advance is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to the Note maturing or due to acceleration of the Note upon default or otherwise, the Borrower agrees to pay all of the Bank’s costs, expenses, and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term “Loan Period” means the period commencing on the advance date of the applicable LIBOR Advance and ending on the numerically corresponding day 1, 2, 3, or 6 months thereafter matching the interest rate term selected by the Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a Business Day, then the Loan Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which the Loan Period shall end on the immediately preceding Business Day; or (b) if any Loan Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last Business Day of the calendar month at the end of such Loan Period. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Advance) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. The term “Money Markets” refers to one or more wholesale funding markets available to the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps, or others. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Advance shall be in an amount equal to the remaining entire balance of such Advance.

(c)    Conversion.    In the event the Borrower does not timely select another interest rate option at least three Business Days before the end of the Loan Period for a LIBOR Advance, the Bank may at any time after the end of the Loan Period convert the LIBOR Advance to a Base Rate Advance, but until such conversion, the funds advanced under the LIBOR Advance shall continue to accrue interest at the same rate as the interest in effect for such LIBOR Advance prior to the end of the Loan Period. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Advance shall be in a minimum principal amount of $100,000. No more than six separate LIBOR Advances shall be outstanding at any one time.

(d)    Interest Payment Dates.    Accrued interest on Base Rate Advances shall be payable monthly in arrears on the last day of each calendar month and on the Termination Date. Accrued interest on LIBOR Advances shall be payable (i) on the last day of the Loan Period applicable to each such Advance, and (ii) if such Loan Period has a duration of more than three months, three months after the first day of such Loan Period, and (iii)

on the date such LIBOR Advance shall be converted, continued or paid in full and (iv) on the Termination Date.

(e)    Interest After Default.    Any amount of the Loan not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to two hundred (200) Basis Points in excess of the Base Rate, payable on demand.

3.2    Facility Fee.    On the last day of each calendar quarter and on the Termination Date, the Borrower shall pay to the Bank a non-refundable fee (the “Facility Fee”) in an amount determined by applying a per annum rate, equal to the Applicable Fee Percentage, to the daily amount of the Commitment for the quarter (or portion thereof) then ended.

3.3    Computation.    Accrued interest and the Facility Fee shall be computed on the basis of actual days elapsed and a year of 360 days.

3.4    Account Deductions.    Without limiting its set off-rights, the Bank may at its option deduct any principal or interest payments due from the Borrower hereunder or under the Note from any account of the Borrower hereafter maintained with the Bank and designated by the Borrower in writing for such purpose.

3.5    Utilization Fee.    The Borrower shall pay to the Bank on the dates specified herein, a utilization fee (the “Utilization Fee”) at a rate of twelve and one-half (12.50) Basis Points per annum, computed on the entire unpaid balance of the Loans and the aggregate of the Stated Amounts of all outstanding Letters of Credit for each day on which the sum of (i) the aggregate outstanding principal balance of the Revolving Credit Loans on such day, plus (ii) the aggregate Letter of Credit Outstandings, exceeds an amount equal to one-third (1/3) of the Commitment on such day. Such Utilization Fee shall be payable in arrears on the last day of each calendar quarter, commencing September 30, 2003, in respect of the calendar quarter year then ending and on the Termination Date.

ARTICLE IV

PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION

OF THE CREDIT AND FUNDING OF THE BANK

4.1    Repayment.    The entire outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

4.2    Prepayments.

(a)    The Borrower may, upon at least three Business Days’ prior written or telephonic notice received by the Bank in the case of any LIBOR Advance and at any time in the case of any other Advance, prepay the Loan, in whole or in part. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $100,000 or an integral multiple thereof.

(b)    All prepayments, whether or not following the occurrence of an Event of Default, shall be subject to the provisions (including payments of fees, costs, and expenses) of Sections 2.5 and 3.1 hereof.

4.3    Payments.    Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 4:00 p.m., Cleveland time, on the dates due at the main office of the Bank in Cleveland, Ohio. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Subject to the definition of the term “Loan Period,” whenever any payment to be made hereunder or on the Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

4.4    Optional Reduction or Termination of Commitment.    The Borrower may, at any time, upon no less than five Business Days’ prior written notice received by the Bank, reduce the Commitment, with any such reduction in a minimum amount of $1,000,000 or an integral multiple thereof. Upon any reduction in the Commitment pursuant to this Section 4.4 the Borrower shall pay to the Bank the amount, if any, by which the unpaid principal amount of the outstanding Loan plus the Letter of Credit Obligations exceeds the Commitment as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than five Business Days prior written notice to the Bank, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this section, the Borrower shall pay to the Bank the full amount of the outstanding Loan, all accrued and unpaid interest thereon, all unpaid fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Bank hereunder. All payments described in this section are subject to the provisions of Sections 2.5 and 3.1. Notwithstanding the foregoing, the Commitment may not be reduced to an amount below outstanding Letter of Credit Obligations, or terminated, if Letters of Credit are outstanding.

ARTICLE V

ADDITIONAL PROVISIONS RELATING

TO LOAN AND LETTERS OF CREDIT

5.1    Increased Costs.

If, on or after the date of this Agreement, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

(a)    Any tax, duty or other charge with respect to the Loan, the Note or the Commitment is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of the Loan or of the Facility Fees (other than taxes imposed on the overall net income of the Bank) is changed;

(b)    Any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

(c)    Any increase in the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank is imposed, modified or deemed applicable; or

(d)    Any other condition affecting this Agreement or the Commitment is imposed on the Bank or the relevant funding markets;

And the Bank determines that, by reason thereof, the cost to the Bank of making or maintaining the Loan, issuing or participating in the Letters of Credit or extending the Commitment is increased, or the amount of any sum receivable by the Bank hereunder or under the Note in respect of any Loan or Letters of Credit is reduced;

Then, the Borrower shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Bank has not been compensated for such additional cost or reduction in the calculation of Reserve Percentage). Determinations by the Bank for purposes of this Section 5.1 of the additional amounts required to compensate the Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

5.2    Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability.

If the Bank in good faith determines (which determination shall be conclusive and binding on the parties hereto) that:

(a)    Deposits of the necessary amount for the relevant Loan Period for any LIBOR Advance are not available to the Bank in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Loan Period;

(b)    The LIBOR Rate will not adequately and fairly reflect the cost to the Bank of making or funding the LIBOR Advance for a relevant Loan Period; or

(c)    The making or funding of LIBOR Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Bank, materially and adversely affects such Advances or the Bank’s Commitment to make such Advances or the relevant market;

The Bank shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make an Advance bearing interest at the Base Rate, subject to the provisions of Sections 2.5 and 3.1, and (ii) any outstanding

LIBOR Advance shall be deemed to be converted to an advance bearing interest at the Base Rate as of the last day of the current Loan Period with respect thereto.

5.3    Changes in Law Rendering LIBOR Advances Unlawful.    If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for the Bank to make or fund any LIBOR Advance, the obligation of the Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any LIBOR Advance previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrower thereof in writing, and the Borrower shall, at the time notified by the Bank, either convert each such unlawful Advance to an advance bearing interest at the Base Rate, or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Sections 2.5 and 3.1.

5.4    Discretion of the Bank as to Manner of Funding.    Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each LIBOR Advance during the Loan Period for such Advance through the purchase of deposits having a term corresponding to such Loan Period and bearing an interest rate equal to the LIBOR Rate for such Loan Period (whether or not the Bank shall have granted any participations in such Advances).

5.5    Claims for Increased Costs.    The Bank shall not be entitled to compensation under Section 5.1 for any increased costs incurred by the Bank unless the Bank shall have notified the Borrower of such increased costs not more than 180 days after the date on which the Bank became aware of such increased costs.

ARTICLE VI

CONDITIONS PRECEDENT

6.1    Conditions of Initial Advance.    The obligation of the Bank to make the initial Advance hereunder shall be subject to the satisfaction by the Borrower of the following conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below:

(a)    The Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date of the initial Loan or such other date as is satisfactory to the Bank:

(i)    The Note;

(ii)    The Guaranties;

(iii)    The Intercreditor Agreement;

(iv)    A copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower;

(v)    A copy of the corporate resolutions of the Guarantors authorizing the execution, delivery and performance of the Guaranty, certified by the Secretary or an Assistant Secretary of Guarantors;

(vi)    An incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents and to request the Loan hereunder, certified by the Secretary or an Assistant Secretary of the Borrower;

(vii)    Incumbency certificates showing the names and titles, and bearing the signatures of, the officers of the Guarantors authorized to execute the Guaranty, certified by the Secretary or an Assistant Secretary of the Guarantors;

(viii)    A status certificate for the Borrower and each Guarantor in the jurisdiction of its incorporation, certified by the appropriate governmental officials;

(ix)    Copies of the Articles or Certificate of Incorporation and the ByLaws of the Borrower and each Guarantor with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower; and

(x)    An opinion of counsel to the Borrower, addressed to the Bank, in substantially the form of Exhibit D.

(b)    The Borrower shall have paid to the Bank in immediately available funds a closing fee in the amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500).

(c)    Payment of the expenses of the Bank as provided in Section 11.4 hereof.

6.2    Conditions Precedent to all Advances.    The obligation of the Bank to make any Advance hereunder (including the initial Advance) shall be subject to the satisfaction of the following conditions precedent (and each request for an Advance shall be deemed a representation and warranty by the Borrower that the following have been satisfied):

(a)    Before and after giving effect to such Advance, the representations and warranties contained in Article VII shall be true and correct in all material respects, as though made on the date of such Advance (except to the extent such representation or warranty expressly relates to an earlier date).

(b)    Before and after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, and to make the Loan and issue Letters of Credit hereunder, the Borrower represents and warrants to the Bank:

7.1    Organization, Standing, Etc.    The Borrower and each of the Guarantors are duly organized and validly existing and if applicable in good standing under the laws of their respective jurisdictions of organization and have all requisite power and authority to carry on their respective businesses as now conducted, to enter into the Loan Documents to which they are a party, and to perform their obligations under such Loan Documents. The Borrower and each of the Guarantors are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the failure to qualify would be an Adverse Event.

7.2    Authorization and Validity.    The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

7.3    No Conflict; No Default.    The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Subsidiary. Neither the Borrower nor any Guarantor is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would be an Adverse Event.

7.4    Government Consent.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

7.5    Financial Statements and Condition.    The Borrower’s audited consolidated financial statements and its unaudited consolidated financial statements as heretofore furnished to the Bank have been prepared in accordance with GAAP or in accordance with SAP on a consistent basis and fairly present the financial condition of the Borrower and its

Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended, subject, in the case of interim financial statements, to the absence of footnotes and year-end adjustments. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation that is not reflected in such financial statements or in a note thereto. Since the dates of the most recent of such financial statements, no Adverse Event has occurred.

7.6    Litigation and Contingent Liabilities.    Except as described in Exhibit E or in the financial statements (or a note thereto) furnished to the Banks, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or any Subsidiary, would be an Adverse Event. Except as described in Exhibit F or in the financial statements (or a note thereto) furnished to the Banks, neither the Borrower nor any Subsidiary has any contingent liabilities that are material to the Borrower and the Subsidiaries as a consolidated enterprise.

7.7    Compliance.    The Borrower and the Guarantors are in material compliance with all statutes and governmental rules and regulations applicable to them.

7.8    Environmental, Health and Safety Laws.    There does not exist any violation by the Borrower or any Guarantor of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or could reasonably be expected to impose a material liability on the Borrower or a Guarantor or which would or could reasonably be expected to require a material expenditure by the Borrower or such Guarantor to cure. Neither the Borrower nor any Guarantor has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which noncompliance or remedial action would be an Adverse Event.

7.9    ERISA.    Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

7.10    Regulation U.    Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

7.11    Ownership of Property.    Each of the Borrower and the Guarantors has good and marketable title to its real properties and good and sufficient title to or right to use its other properties, including all properties and assets referred to as owned by the Borrower and its Subsidiaries in the audited financial statements of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statements in the ordinary course of business).

7.12    Taxes.    Each of the Borrower and the Guarantors has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges, except as disclosed in the Borrower’s financial statements (or a note thereto) furnished to the Bank. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate

7.13    Trademarks, Patents.    Each of the Borrower and the Guarantors possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs which are material to the conduct of its business, without known conflict with the rights of others.

7.14    Investment Company Act.    Neither the Borrower nor any Guarantor is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

7.15    Public Utility Holding Company Act.    Neither the Borrower nor any Guarantor is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

7.16    Subsidiaries.    Exhibit G sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock or other equity interest owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of organization of each Subsidiary.

7.17    Partnerships and Joint Ventures.    Exhibit H sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.

ARTICLE VIII

AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Loan and all other liabilities and obligations of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will do, and will cause each Guarantor to do, all of the following:

8.1    Financial Statements and Reports.    Furnish to the Bank:

(a)    As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated annual financial statements of the Borrower (and its Subsidiaries), and SMI prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and shareholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous year, audited and certified without qualification by independent certified public accountants of nationally recognized standing selected by the Borrower, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished in writing by such accountants, and a statement by the accounting firm performing such audit stating that it has reviewed this Agreement and that in performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

(b)    As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the unaudited annual financial statements of (i) SIC prepared in conformity with SAP certified by the Borrower’s chief financial officer or controller, consisting of at least statements of assets, liabilities, surplus and other funds, operations and cash flow setting forth in each case in comparative form corresponding figures from the previous year and (ii) SREI prepared in conformity with GAAP and consisting of at least statements of income, cash flow, changes in financial position and shareholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous year.

(c)    As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited financial statements of the Borrower prepared in conformity with GAAP, the unaudited financial statements of SIC prepared in conformity with SAP, and the unaudited financial statements of SMI and SREI prepared in conformity with GAAP (except for the absence of footnotes and subject to year-end audit adjustments), each certified by the Borrower’s chief financial officer or controller, consisting of statements of the types referenced in Sections 8.1(a) and 8.1(b) for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and as of the end of such quarter.

(d)    Together with the financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(c), a Compliance Certificate.

(e)    As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, the Borrower’s internal Quarterly Investment Division Report describing investments and returns on investments made by the Borrower and its Subsidiaries, as such report may be amended or modified from time to time, signed by the Borrower’s chief financial officer or controller.

(f)    Promptly upon an Executive Officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

(g)    Promptly upon an Executive Officer of the Borrower becoming aware of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, if and when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(h)    Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s stockholders, and copies of all registration statements, periodic reports and other documents, including any actuary’s opinion, filed by the Borrower or any of its Subsidiaries with the Department.

(i)    Promptly upon an Executive Officer of the Borrower becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is an Adverse Event, and the steps being taken by the Person(s) affected by such proceeding.

(j)    Promptly upon an Executive Officer of the Borrower becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Guarantor and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters, which will or reasonably could be expected to impose a material liability on the Borrower or such Guarantor to any Person or which will require a material expenditure by the Borrower or such Guarantor to cure any alleged problem or violation.

(k)    Prior to making any material change in its current investment policy, a notice describing such change.

(1)    Promptly upon an Executive Officer of the Borrower becoming aware of the occurrence thereof, notice of the occurrence of any event that could reasonably be expected to have a material adverse effect on the ability of any Guarantor to perform its obligations under the Loan Documents.

(m)    From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request.

8.2    Existence.    Except as otherwise permitted in Section 9.1, maintain its existence under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction in which the failure to qualify would be an Adverse Event.

8.3    Insurance.    Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

8.4    Payment of Taxes and Claims.    File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.

8.5    Inspection.    Permit any Person designated by the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Bank may designate. The cost and expense of the first two such visits and inspections during any fiscal year shall be at the expense of the Borrower, with all other visits and inspections to be at the Bank’s expense, provided, however, that any visit and inspection during the existence of a Default or an Event of Default shall be at Borrower’s expense.

8.6    Maintenance of Properties.    Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted.

8.7    Books and Records.    Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

8.8    Compliance.    Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

8.9    ERISA.    Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

8.10    Environmental Matters.    Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance would be an Adverse Event.

8.11    Financial Covenants of the Borrower.

(a)    Maintain as of the end of each fiscal quarter a ratio of Funded Debt to Net Worth that is less than or equal to .50 to 1.0.

(b)    Maintain a Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the immediately preceding 12-month period, that is greater than or equal to 2.50 to 1.0.

8.12    Financial Covenants of SIC.    Cause SIC to comply with the following financial covenants:

(a)    Maintain, as of the end of each fiscal year of SIC, a Risk-Based Capital Percentage that is greater than or equal to 350 percent; and

(b)    Maintain, as of the end of each fiscal quarter of SIC calculated on a year-to-date basis, a Net Income to Total Income Percentage that is greater than or equal to zero.

8.13    Material Transactions.    Notify the Bank at least 14 days prior to entering into any agreement regarding (a) any material transaction outside the Borrower’s (or any Subsidiary’s) ordinary course of business and (b) any purchase or sale of a material block of insurance policies from or to another company.

8.14    Licenses.    Obtain and maintain all material licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

ARTICLE IX

NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Loan and all other liabilities and obligations of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will not, and will not permit any Guarantor to, do any of the following:

9.1    Merger.    Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, the Borrower or any Guarantor may merge or consolidate with any other Person so long as (i) the Borrower or such Guarantor shall be the continuing or surviving Person, and (ii) immediately before and after giving effect to such merger, there shall be no Default or Event of Default.

9.2    Sale of Assets.    Sell, transfer, lease or otherwise convey all or substantially all of its assets.

9.3    Plans.    Permit any condition to exist in connection with any material Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, or permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.

9.4    Change in Nature of Business.    Make any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, carried on at the date hereof.

9.5    Subsidiaries.    Take any action or permit any Subsidiary to take any action, which would result in the Borrower’s direct or indirect ownership interest in SIC or SMI to be less than 100 percent.

9.6    Other Agreements.    Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit the Borrower or any Guarantor from granting, or otherwise limit the ability of the Borrower or such Guarantor to grant, to the Bank any Lien on any assets or properties of the Borrower or such Guarantor (other than prohibitions or limitations (i) existing on the date of this Agreement, (ii) affecting the assets of any Person acquired after the date of this Agreement, and existing on the date of the acquisition of the Person, (iii) existing under, or by reason of, applicable law, or (iv) constituting an encumbrance or restriction on any property or assets in an agreement relating to the acquisition of such property or asset that is otherwise permitted by the terms of this Agreement); or (b) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents.

9.7    Unconditional Purchase Obligations.    Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services involving payments of more than $25,000,000 if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

9.8    Transactions with Related Parties.    Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or the applicable Guarantor’s business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor than would obtain in a comparable arm’s-length transaction with a Person not a Related Party.

9.9    Use of Proceeds.    Permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

9.10    U.S. Bank Credit Agreement.    Amend or otherwise modify in any material respect the provisions of the U. S. Bank Credit Agreement without delivering a copy of such amendment or modification to the Bank at least ten (10) days prior to the effectiveness thereof.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

10.1    Events of Default.    The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)    The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal or shall fail to pay, within 10 days of the due date thereof, any payment of interest on the Note or any fee or other amount required to be made to the Bank pursuant to the Loan Documents;

(b)    Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Guarantor in the Loan Documents or on behalf of the Borrower or any Guarantor in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Bank pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c)    (i) The Borrower or any Guarantor shall fail to comply with any agreement, covenant, condition, provision or term contained in any one or more of Sections 8.2, 8.11, 8.12 and 8.13 or in Article 9 of this Agreement; or (ii) the Borrower or any Guarantor shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement or in any of the other Loan Documents, and (as to agreements, covenants, conditions, provisions and terms described in this clause (ii) only) such failure continues for more than fifteen (15) days after the earlier of (A) the date on which the Borrower receives notice of such failure from the Bank and (B) the date on which an Executive Officer of the Borrower knows of such failure;

(d)    The Borrower or any Guarantor shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Guarantor or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the

Borrower or a Guarantor or for a substantial part of the property thereof and shall not be discharged within 60 days;

(e)    Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Guarantor, and, if instituted against the Borrower or a Guarantor, shall have been consented to or acquiesced in by the Borrower or such Guarantor, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Guarantor, or the Borrower or any Guarantor shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(f)    Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or a Guarantor and, if instituted against the Borrower or such Guarantor, shall be consented to or acquiesced in by the Borrower or such Guarantor or shall remain for 60 days undismissed, or the Borrower or any Guarantor shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(g)    A judgment or judgments for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against the Borrower or a Guarantor and the Borrower or such Guarantor shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h)    The initiation by the Borrower, any ERISA Affiliate or the PBGC of a distress termination of any Plan under Section 4041(c) of ERISA;

(i)    The maturity of any Indebtedness of the Borrower or any Guarantor in excess of $10,000,000 (other than Indebtedness under this Agreement) shall be accelerated, or the Borrower or a Guarantor shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;

(j)    Either SIC or SMI shall cease to be a wholly owned Subsidiary of the Borrower; and

(k)    Any default or event of default occurs under or Borrower or any Guarantor fails to pay, perform or comply with any term, covenant or obligation in any loan agreement, promissory note or any other agreement, document or instrument between such Person and the Bank.

10.2    Remedies.    If (a) any Event of Default described in Sections 10.1(d), (e) or (f) shall occur with respect to the Borrower, the Commitment shall automatically terminate and the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, which event shall continue for 10 days after written notice from the Bank to the Borrower, then the Bank may take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate, (ii) declare that the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, (iii) exercise all rights and remedies under the Loan Documents, and (iv) enforce all rights and remedies under any applicable law. After an Event of Default has occurred, all amounts due hereunder shall bear interest at a per annum rate equal to the Base Rate, plus two hundred (200) Basis Points.

10.3    Letters of Credit.    In addition to the foregoing remedies, if any Event of Default described in Section 10.1(d), (e) or (f) shall have occurred, or if any other Event of Default shall have occurred and the Bank shall have declared that the principal balance of the Note is due and payable or if a Letter of Credit is outstanding as of the Expiry Date, the Borrower shall pay to the Bank an amount equal to the Letter of Credit Obligations. Such payment shall be in immediately available funds or in similar cash collateral acceptable to the Bank and shall be pledged to the Bank. Such amount shall be held by the Bank in a cash collateral account until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are paid. In the event the Borrower defaults in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrower acknowledges and agrees that the Bank would not have an adequate remedy at law for failure by the Borrower to pay immediately to the Bank the amount provided under this Section 10.3, and that the Bank shall have the right to require the Borrower to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrower to make any payment required under this section, the Bank may proceed to use all remedies available at law or equity to enforce the obligation of the Borrower to pay or reimburse the Bank. The balance of any payment due under this section shall bear interest payable on demand until paid in full at a per annum rate equal to the Base Rate as announced from time to time plus 2.00 percent.

ARTICLE XI

MISCELLANEOUS

11.1    Waiver and Amendment.    No failure on the part of the Bank to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the

Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand.

11.2    Amendments, Etc.    No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.3    Assignments and Participation.

(a)    Assignments.    With the prior written consent of the Borrower (which shall not be withheld or delayed unreasonably), the Bank shall have the right, subject to the further provisions of this Section 11.3, to sell or assign all or any part of the Loan, Note, and other rights and obligations under this Agreement and related documents (such transfer, and “Assignment”) to any commercial lender, other financial institution or other entity (an “Assignee”); provided that no such consent of the Borrower shall be required upon and during the continuance of an Event of Default. Upon such Assignment becoming effective as provided in Section 11.3 (b), the Bank shall be relieved from its obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of the Bank hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Bank, each Assignment shall be in the initial principal amount of not less than $10,000,000 in the aggregate for all Loan and Commitments assigned, or an integral multiple of $10,000,000 if above such amount. Each Assignment shall be documented by an agreement between the Bank and the Assignee (an “Assignment and Assumption Agreement”) in form and substance satisfactory to the Bank.

(b)    Effectiveness of Assignments.    An Assignment shall become effective hereunder when the Borrower shall have been given notice of the Assignment. Upon the Assignment becoming effective, if requested by the Bank, the Borrower shall make appropriate arrangements so that a new Note is issued to the Bank and the Assignee.

(c)    Participations.    With the prior written consent of the Borrower (which shall not be withheld or delayed unreasonably), the Bank shall have the right, subject to the further provisions of this Section 11.3, to grant or sell a participation in all or any part of the Loan and Note (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”); provided that no such consent of the Borrower shall be required upon and during the continuance of an Event of Default. The Borrower agrees that if amounts outstanding under this Agreement and the Note are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this Agreement or the Note. The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided that no Participant shall be entitled to receive a greater amount pursuant to such sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(d)    Limitation of Rights of any Assignee or Participant.    Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 11.3 (b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower shall deal solely with the Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of the Assignee or Participant, (iii) no Assignment or Participation shall relieve the Bank from any of its other obligations hereunder and the Bank shall remain solely responsible for the performance hereof, (iv) no Assignee or Participant shall be entitled to require the Bank to take or omit to take any action hereunder, except that the Bank may agree with such Assignee or Participant that the Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (w) extend the final maturity of the Loan or extend the Termination Date, (x) reduce the interest rate on the Loan, or (y) forgive any principal of, or interest on, the Loan or any fees.

(e)    Tax Matters.    The Bank shall not be permitted to enter into any Assignment or Participation with any Assignee or Participant who is not a United States Person unless such Assignee or Participant represents and warrants to such Bank that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to the Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form 1001 or 4224, or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder.

(f)    Information.    The Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants, provided that prior to furnishing any confidential information to any such Person, such Person is subject to a confidentiality agreement with respect to such information.

(g)    Federal Reserve Bank.    Nothing herein stated shall limit the right of the Bank to assign any interest herein and in the Note to a Federal Reserve Bank.

11.4    Costs, Expenses and Taxes.    The Borrower agrees, whether or not any Loan is made hereunder, to pay on demand all costs and expenses of the following Persons (including the reasonable fees and expenses of counsel and paralegals for such Persons who may be employees of such Persons), incurred in connection with the following matters: (i) the Bank in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to any thereof and (ii) the Bank in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making the Loan or disbursing the proceeds thereof. The obligations of the Borrower under this Section 11.4 shall survive any termination of this Agreement.

11.5    Notices.    Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or upon receipt if mailed; provided, however, that any notice to the Bank under Article 11 or Section 4.4 hereof shall be deemed to have been given only when received by the Bank.

11.6    Successors.    This Agreement shall be binding upon the Borrower and the Bank and their respective successors and permitted assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and permitted assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank, except as expressly permitted herein.

11.7    Severability.    Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.8    Subsidiary References.    The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

11.9    Captions.    The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

11.10    Entire Agreement.    The Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

11.11    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

11.12    Set Off Rights.    As security for the payment of the indebtedness under the Note, obligations arising under the Loan Documents, and any other obligations of the Borrower to the Bank of any nature whatsoever (collectively the “Obligations”), the Borrower hereby grants to the Bank a sectrity interest in, a lien on, and an express contractual right to set off against all depository account balances, cash, and any other property of the Borrower now or hereafter in the possession of the Bank. The Bank may, at any time upon the occurrence of a default hereunder (notwithstanding any notice requirements or cure periods under this or other agreements between the Borrower and the Bank) exercise the aforesaid right to setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, and the Bank may refuse to allow withdrawals from any account, all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.

11.13    Governing Law.    THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKING ASSOCIATIONS.

11.14    Consent to Jurisdiction.    AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR OHIO STATE COURT SITTING IN THE STATE OF OHIO; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

11.15    Waiver of Jury Trial.    THE BORROWER AND THE BANK HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND TO ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE BANK EACH REPRESENTS TO

THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

11.16    Confidentiality.    The Bank agrees to hold any confidential information that it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to legal counsel and accountants for the Bank; (b) to other professional advisors to the Bank, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this section; (c) to regulatory officials having jurisdiction over the Bank; and (d) as required by law or legal process or in connection with any legal proceeding to which that Bank and the Borrower or any of its Subsidiaries are adverse parties. For purposes of the foregoing, “confidential information” shall mean any information respecting the Borrower or its Subsidiaries reasonably considered by the Borrower to be confidential, other than (i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by the Borrower or its Subsidiaries to any Person not associated with the Borrower without a confidentiality agreement or obligation substantially similar to this section. Nothing in this section shall be construed to create or give rise to any fiduciary duty on the part of the Bank to the Borrower or any other Person.

11.17    Disclosure.    Without limiting the selection of governing law provisions of Section 11.13, under Oregon law, most agreements, promises and commitments made by lenders after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower’s residence must be in writing, express consideration and be signed by the lender to be enforceable.

[No additional provisions are on this page; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

STANCORP FINANCIAL GROUP, INC.

By:	/s/ Cindy J. McPike

Cindy J. McPike Vice President and Chief Financial Officer 1100 S.W. Sixth Avenue, P11-D Portland, Oregon 97204-1093 Attention: Treasurer Telephone: 503.321.7520 Fax: 503.321.7540

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Mary K. Young

Mary K. Young Vice President Large Corporate Banking 6th Floor 127 Public Square Cleveland, Ohio 44114 Attention: Mary K. Young Telephone: (216) 689-4443 Fax: (216) 689-4981

EXHIBIT A

REVOLVING LOAN NOTE

$75,000,000	Cleveland, Ohio June 30, 2003

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, StanCorp Financial Group, Inc. (“Borrower”) promises and agrees to pay to the order and assigns of KeyBank National Association (“Bank’) at 127 Public Square, Cleveland, Ohio 44114 (or at such other address as Bank may hereafter specify in writing from time to time): (1) on the Termination Date, the total unpaid principal amount advanced by Bank from time to time under the Credit Agreement dated as of June 30, 2003, between Borrower and Bank (as amended from time to time, the “Credit Agreement”) to or for the benefit of or at the request of Borrower until the Termination Date, (2) when and as due, interest on the outstanding balance of all advances under this Note at the rates, on the terms, and in the amounts specified in the Credit Agreement, and (3) when and as due, fees, costs, and disbursements provided for in the Credit Agreement and this Note.

No amounts shall be advanced under this Note if, as a result of such Advance, the total unpaid principal amount of the Loan plus all Letter of Credit Obligations would exceed the Commitment. No Advance shall be made under this Note after the Termination Date. Unless payment in full shall have been previously demanded, Borrower shall pay the entire outstanding principal amount, together with all accrued interest, on the Termination Date.

Repayment of the indebtedness evidenced by this Note is subject to prepayment and acceleration pursuant to, and is otherwise governed by, the terms of the Credit Agreement and the agreements and instruments required thereunder. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Credit Agreement.

Borrower also promises and agrees to pay on demand the costs and disbursements, including reasonable attorney fees, incurred by Bank in collecting this Note, whether or not a civil action, arbitration proceeding, or insolvency proceeding or claim is commenced, tried, or appealed, plus interest thereon at a per annum rate equal to the Base Rate, plus two hundred (200) Basis Points from the date of the demand until payment is received.

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Borrower hereby waives acceptance, presentment, demand, diligence, protest, nonpayment, dishonor and notice of any of the foregoing. Borrower acknowledges that forbearance by Bank, including any failure to make demand, or other failure by Bank to exercise any right or remedy upon demand or default shall not constitute a waiver or grounds for a claim of estoppel.

STANCORP FINANCIAL GROUP, INC.

By:	/s/ Cindy J. McPike
Cindy J. McPike Vice President and Chief Financial Officer

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EXHIBIT B-1

GUARANTY

This Guaranty, dated as of June 30, 2003, is made by STANDARD INSURANCE COMPANY, an Oregon corporation (“Guarantor”), in favor of KEYBANK NATIONAL ASSOCIATION (the “Bank”).

Recitals

A.    StanCorp Financial Group, Inc., an Oregon corporation (the “Borrower”), and the Bank are parties to a Credit Agreement of even date herewith (as amended, modified, renewed or extended from time to time, the “Credit Agreement”). It is a condition precedent to the borrowings under the Credit Agreement that Guarantor guarantee the indebtedness and other obligations of the Borrower to the Bank as set forth herein.

B.    The Borrower owns 100 percent of the outstanding capital stock of Guarantor. Guarantor will derive substantial direct and indirect economic, financial, and other benefits from the making of the loan to the Borrower pursuant to the Credit Agreement (which benefits are hereby acknowledged by Guarantor).

Accordingly, to induce the Bank to make such loans, and in consideration thereof, Guarantor hereby agrees as follows:

1.    Definitions.    All capitalized terms used in this Guaranty and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. In addition, as used in this Guaranty, the following terms shall have the following meanings:

“Event of Default” has the meaning set forth in paragraph 15.

“Guaranteed Obligations” has the meaning set forth in paragraph 2.

“Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to the Bank under or in connection with this Guaranty.

“Subordinated Borrower Debt” has the meaning set forth in paragraph 7.

2.    Guaranty.    Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Bank, and its successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of all indebtedness, liabilities and other obligations of the Borrower to the Bank, whether created under, arising out of or in connection with the Credit Agreement, the Note or any of the other Loan Documents, including all unpaid principal of the Advances, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Bank thereunder or in connection therewith. The terms “indebtedness”, “liabilities” and “obligations” are used herein in their most

B-1-1

comprehensive sense and include any and all debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under the United States Bankruptcy Code or other applicable law. The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by Guarantor in connection with this Guaranty, shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

3. Liability of Guarantor.    The liability of Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a)    Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of Guarantor and shall not be contingent upon the Bank’s exercise or enforcement of any remedy it may have against the Borrower or any other Person, or against any collateral;

(b)    this Guaranty is a guaranty of payment and performance when due and not merely of collectability;

(c)    the Bank may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Bank and the Borrower with respect to the existence of such Event of Default;

(d)    Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(e)    Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall Guarantor be exonerated or discharged by, any of the following events:

(i)    any bankruptcy or insolvency proceeding with respect to the Borrower, Guarantor, any other guarantor or any other Person;

(ii)    any limitation, discharge, or cessation of the liability of the Borrower, Guarantor, any other guarantor or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii)    any merger, acquisition, consolidation or change in structure of the Borrower, Guarantor or any other guarantor or Person, or any sale,

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lease, transfer or other disposition of any or all of the assets or shares of the Borrower, Guarantor, any other guarantor or other Person;

(iv)    any assignment or other transfer, in whole or in part, of the Bank’s interests in and rights under this Guaranty or the other Loan Documents, including the Bank’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of the Bank’s interests in and to any collateral;

(v)    any claim, defense, counterclaim or setoff, other than that of prior performance, that the Borrower, Guarantor, any other guarantor or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi)    the amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, any collateral, or the Bank’s exchange, release, or waiver of any collateral;

(vii)    the Bank’s exercise or nonexercise of any power, right or remedy with respect to any collateral, including compromise, release, settlement or waiver with or of the Borrower, Guarantor, any other guarantor or any other Person;

(viii)    the Bank’s vote, claim, distribution, election, acceptance, action or inaction in any insolvency proceeding related to the Guaranteed Obligations;

(ix)    any impairment or invalidity of any collateral or any failure to perfect any of the Bank’s liens thereon or therein; and

(x)    any other guaranty, whether by Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Borrower to the Bank.

4.    Consents of Guarantor.    Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from Guarantor:

(a)    the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b)    the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

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(c)    the time for the Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Bank may deem proper;

(d)    the Bank may discharge or release, in whole or in part, any other guarantor or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the collateral or any other collateral, nor shall the Bank be liable to Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize any collateral therefor;

(e)    the Bank may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(f)    the Bank may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrower to the Bank and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(g)    the Bank may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to the Bank, with respect to the Guaranteed Obligations or any collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of Guarantor against the Borrower;

all as the Bank may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

5.    Guarantor’s Waivers.

(a)    Certain Waivers.    Guarantor waives and agrees not to assert:

(i)    any right to require the Bank to marshal assets in favor of the Borrower, Guarantor, any other guarantor or any other Person, to proceed against the Borrower, any other guarantor or any other Person, to proceed against or exhaust any collateral, to give notice of the terms, time and place of any public

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or private sale of personal property security constituting collateral or to pursue any other right, remedy, power or privilege of the Bank whatsoever;

(ii)    the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)    any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, Guarantor or any other Person;

(iv)    any defense based upon the Bank’s errors or omissions in the administration of the Guaranteed Obligations;

(v)    any rights to set-offs and counterclaims;

(vi)    any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against the Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and

(vii)    without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.

(b)    Additional Waivers.    Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Bank upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrower, Guarantor or any other Person with respect to the Guaranteed Obligations.

(c)    Independent Obligations.    The obligations of Guarantor hereunder are independent of and separate from the obligations of the Borrower and any other guarantor and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against Guarantor, whether or not the Borrower or any such other guarantor is joined therein or a separate action or actions are brought against the Borrower or any such other guarantor.

(d)    Financial Condition of the Borrower.    Guarantor shall not have any right to require the Bank to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrower or the ability of the Borrower to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) any collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the

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Guaranteed Obligations; (v) any action or inaction on the part of the Bank or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

6.    Subrogation.    Until the Guaranteed Obligations shall be satisfied in full and the commitment of the Bank to loan money under the Credit Agreement shall be terminated, Guarantor shall not have, and shall not directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of the Bank as against the Borrower or other guarantors, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

7.    Subordination.

(a)    Subordination to Payment of Guaranteed Obligations.    All payments on account of all indebtedness, liabilities and other obligations of the Borrower to Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any credit extensions to the Borrower or otherwise, including all principal on any such credit extensions, all interest accrued thereon, all fees and all other amounts payable by the Borrower to Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Borrower Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

(b)    No Payments.    As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, Guarantor shall not accept or receive any payment or distribution by or on behalf of the Borrower, directly or indirectly, of assets of the Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Borrower Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Borrower Debt (“Subordinated Debt Payments”), except that prior to the occurrence of any Event of Default, Guarantor shall be entitled to accept and receive payments on account of principal and interest on the Subordinated Borrower Debt, in accordance with the terms of the documents and instruments governing the Subordinated Borrower Debt. In the event that, notwithstanding the provisions of this paragraph 7, any Subordinated Borrower Debt Payments shall be received in contravention of this paragraph 7 by Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Borrower Debt Payments shall be held in trust for the benefit of the

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Bank and shall be paid over or delivered to the Bank for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this paragraph 7, after giving effect to any concurrent payments or distributions to the Bank in respect of the Guaranteed Obligations.

(c)    Subordination of Remedies.    As long as any Guaranteed Obligations shall remain outstanding and unpaid, Guarantor shall not, without the prior written consent of the Bank:

(i)    accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Borrower Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Borrower Debt;

(ii)    exercise any rights under or with respect to (A) any guaranties of the Subordinated Borrower Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of the Borrower or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

(iii)    exercise any rights to setoffs and counterclaims in respect of any indebtedness, liabilities or obligations of Guarantor to the Borrower against any of the Subordinated Borrower Debt; or

(iv)    commence, or cause to be commenced, or join with any creditor other than the Bank in commencing, any insolvency proceeding against the Borrower.

(d)    Subordination Upon Any Distribution of Assets of the Borrower.    In the event of any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, upon any insolvency proceeding with respect to or involving the Borrower or its property, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Borrower Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Borrower Debt Payment to which Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating bank making such payment or distribution directly to the Bank for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to the Bank in respect of such Guaranteed Obligations.

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(e)    Authorization to the Bank.    If, while any Subordinated Borrower Debt is outstanding, any insolvency proceeding is commenced by or against the Borrower or its property:

(i)    the Bank is hereby irrevocably authorized and empowered (in the name of the Bank or in the name of Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Borrower Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Borrower Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Bank; and

(ii)    Guarantor shall promptly take such action as the Bank may reasonably request (A) to collect the Subordinated Borrower Debt for the account of the Bank and to file appropriate claims or proofs of claim in respect of the Subordinated Borrower Debt, (B) to execute and deliver to the Bank, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Borrower Debt, and (C) to collect and receive any and all Subordinated Borrower Debt Payments.

8.    Continuing Guaranty; Reinstatement.

(a)    Continuing Guaranty.    This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon Guarantor until termination of the commitment of the Bank to loan money under the Credit Agreement and payment and performance in full of the Guaranteed Obligations.

(b)    Reinstatement.    This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Borrower, its estate, trustee, receiver or any other Person (including under the United States Bankruptcy Code or other state or federal law), or must otherwise be restored by the Bank, whether as a result of insolvency proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment. All losses, damages, costs and expenses that the Bank may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of the Bank contained in paragraph 18.

9.    Payments.    Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which the Bank or any other Person may have against Guarantor by virtue hereof, upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including

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amounts that would become due but for the operation of the automatic stay under §362(a) of the United States Bankruptcy Code), Guarantor shall forthwith pay, or cause to be paid, in cash, to the Bank an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any insolvency proceeding with respect to the Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such insolvency proceeding). Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, or deduction for any taxes, on the day when due in Dollars and in same day or immediately available funds, to the Bank. All such payments shall be promptly applied from time to time by the Bank (i) first, to the payment of any fees, costs, expenses and other amounts due the Bank hereunder and under the other Guarantor Documents, and (ii) second, to the payment of the other Guaranteed Obligations in such order of application as the Bank in its sole discretion may choose.

10.    Representations and Warranties.    Guarantor represents and warrants to the Bank that:

(a)    Organization and Powers.    Guarantor is a corporation duly organized and validly existing under the laws of the State of Oregon, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would have a material adverse effect on such Person or its business and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under the Guarantor Documents.

(b)    Authorization; No Conflict.    The execution, delivery and performance by Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate action of Guarantor, and do not and will not: (i) contravene the terms of the certificate or articles, as the case may be, of incorporation and the bylaws of Guarantor or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Guarantor is a party or by which it or its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting Guarantor.

(c)    Binding Obligation.    This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(d)    Governmental Consents.    No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by Guarantor of the Guarantor Documents.

(e)    Solvency.    Immediately prior to and after giving effect to the incurrence of Guarantor’s obligations under this Guaranty, Guarantor will be solvent.

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(f)    Consideration.    Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the United States Bankruptcy Code, in the Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.

(g)    Independent Investigation.    Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of the Bank with respect thereto. Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrower and any other matters pertinent hereto that Guarantor may desire. Guarantor is not relying upon or expecting the Bank to furnish to Guarantor any information now or hereafter in the Bank’s possession concerning the financial condition of the Borrower or any other matter.

11.    Reporting Covenants.    So long as any Guaranteed Obligations shall remain unsatisfied or the Bank shall have any commitment to loan money under the Credit Agreement, Guarantor agrees that it shall furnish to the Bank:

(a)    the information regarding Guarantor set forth in Sections 8.1(b) and (c) of the Credit Agreement; and

(b)    such other information respecting the operations, properties, business or condition (financial or otherwise) of Guarantor as required by the Credit Agreement or as the Bank may from time to time reasonably request.

12.    Additional Affirmative Covenants.    So long as any Guaranteed Obligations shall remain unsatisfied or the Bank shall have any commitment to loan money under the Credit Agreement, Guarantor agrees that:

(a)    Further Assurances and Additional Acts.    Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Bank shall deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Bank with evidence of the foregoing satisfactory in form and substance to it.

(b)    Financial Covenants.    Guarantor shall comply with the financial covenants set forth in Section 8.12 of the Credit Agreement.

13.    Restrictions on Fundamental Changes.    So long as any Guaranteed Obligations shall remain unsatisfied or the Bank shall have any commitment to loan money under the Credit Agreement, Guarantor agrees that Guarantor shall not merge or consolidate into

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or be acquired by any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets.

14.    Other Obligations.    The liability of Guarantor under this Guaranty is in addition to and shall be cumulative with all other liabilities of Guarantor to the Bank, if any, as guarantor, surety, endorser, accommodation co-obligor or otherwise of any obligations of the Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

15.    Events of Default.    Any of the following shall constitute an “Event of Default”:

(a)    Representations and Warranties.    Any representation or warranty by Guarantor under or in connection with the Guarantor Documents shall prove to have been incorrect in any material respect when made or deemed made.

(b)    Failure by Guarantor to Perform Certain Covenants.    Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Guaranty or any other Guarantor Document.

(c)    Invalidity of Guaranty.    This Guaranty or any other Guarantor Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or Guarantor shall deny that it has any further liability or obligation thereunder.

(d)    Default under Credit Agreement.    Any “Event of Default” as defined in the Credit Agreement shall occur.

Upon the occurrence of an Event of Default, the Bank shall have the rights and remedies set forth in Section 10.2 of the Credit Agreement and may proceed to enforce all other rights and remedies available to the Bank under this Guaranty, the other Loan Documents, and applicable law.

16.    Addresses for Notices, Etc.    All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered (i) if to the Bank, at the address set forth in the Credit Agreement and (ii) if to the Guarantor, at the address set forth on the execution pages hereto, or as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with this paragraph 16. All such notices, requests, demands and other communications, when delivered, shall be effective upon actual delivery and when mailed, shall be effective when sent by nationally recognized overnight mail courier or delivery service, addressed as aforesaid.

17.    No Waiver; Cumulative Remedies.    No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies

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under this Guaranty and the other Guarantor Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Bank.

18.    Costs and Expenses; Indemnification.

(a)    Costs and Expenses.    Guarantor agrees to pay on demand:

(i)    the reasonable out-of-pocket costs and expenses of the Bank and any of its affiliates, and the reasonable fees and disbursements of counsel to the Bank (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery and administration of this Guaranty or any other Guarantor Document, and any amendments, modifications or waivers of the terms thereof;

(ii)    all costs and expenses of the Bank and its affiliates, and fees and disbursements of counsel (including allocated costs of internal counsel), in connection with the enforcement or attempted enforcement, or preservation of any rights or interests under, this Guaranty and any other Guarantor Document, and any out-of-court workout or other refinancing or restructuring or any insolvency proceeding, including any losses, costs and expenses sustained by the Bank as a result of any failure by Guarantor to perform or observe its obligations contained in this Guaranty and the other Guarantor Documents; provided, however, that notwithstanding the foregoing, the prevailing party in connection with any judicial suit or proceeding brought by any party to this transaction against the other shall be entitled to all costs and expenses, and all fees and disbursements of counsel (including allocated costs of internal counsel).

(b)    Indemnification.    In addition, whether or not the transactions contemplated by the Loan Documents shall be consummated, Guarantor hereby agrees to indemnify the Bank and any of its affiliates (each an “Indemnified Person”), against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of this Guaranty or any other Guarantor Document, the Guaranteed Obligations, or the transactions contemplated hereby or thereby, or (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto (the “Indemnified Liabilities”); provided that Guarantor shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, Guarantor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

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(c)    Defense.    At the election of any Indemnified Person, Guarantor shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of Guarantor.

(d)    Interest.    Any amounts payable to the Bank under this paragraph 18 if not paid upon demand shall bear interest from the date of such demand until paid in full, at a per annum rate equal to the Base Rate, plus two hundred (200) Basis Points.

19.    Set off Rights.    As security for the payment of the Guaranteed Obligations or obligations arising under the Loan Documents, and any other obligations of Guarantor to the Bank of any nature whatsoever (collectively the “Obligations”), Guarantor hereby grants to the Bank a security interest in, a lien on, and an express contractual right to set off against all depository account balances, cash, and any other property of Guarantor now or hereafter in the possession of the Bank. The Bank may, at any time upon the occurrence of a default hereunder (notwithstanding any notice requirements or cure periods under this or other agreements between Guarantor and the Bank) exercise the aforesaid right to setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, and the Bank may refuse to allow withdrawals from any account, all without any advance or contemporaneous notice or demand of any kind to Guarantor, such notice and demand being expressly waived.

20.    Survival.    All covenants, agreements, representations and warranties made in this Guaranty and in any other Guarantor Document shall survive the execution and delivery of this Guaranty, and shall continue in full force and effect so long as the Bank has any commitment to loan money under the Credit Agreement or any Guaranteed Obligations remain unsatisfied. Without limiting the generality of the foregoing, the obligations of Guarantor under paragraph 18 shall survive the satisfaction of the Guaranteed Obligations and the termination of the commitment of the Bank to loan money under the Credit Agreement.

21.    Benefits of Guaranty.    This Guaranty is entered into for the sole protection and benefit of the Bank and its successors and assigns, and no other Person (other than any Indemnified Person specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Bank, by its acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than Guarantor, and such obligations shall be limited to those expressly stated herein.

22.    Binding Effect; Assignment.

(a)    Binding Effect.    This Guaranty shall be binding upon Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Bank and its successors, endorsees, transferees and assigns.

(b)    Assignment.    Guarantor shall not have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Bank. The Bank may, without notice to or

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consent by Guarantor, sell, assign, transfer or grant participations in all or any portion of the Bank’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by the Bank under Section 11.3 of the Credit Agreement of the Bank’s rights and obligations thereunder and under the other Loan Documents. Guarantor agrees that in connection with any such sale, assignment, transfer or grant by the Bank, the same may deliver to the prospective participant or assignee financial statements and other relevant information relating to Guarantor and its Subsidiaries, provided that prior to delivery of any confidential information to any such person, such person is subject to a confidentiality agreement with respect to such information.

23.    Governing Law.    This Guaranty shall be governed by, and construed in accordance with, the law of the State of Ohio.

24.    Submission to Jurisdiction.    GUARANTOR HEREBY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO AND THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE STATE OF OHIO FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS, (II) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS, (III) IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW.

25.    Waiver of Jury Trial.    GUARANTOR HEREBY AGREES TO WAIVE, AND THE BANK BY ITS ACCEPTANCE HEREOF HEREBY AGREES TO WAIVE, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY, THE OTHER GUARANTOR DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. GUARANTOR HEREBY AGREES, AND THE BANK BY ITS ACCEPTANCE HEREOF HEREBY AGREES, THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. Without in any way limiting the foregoing, Guarantor further agrees, and the Bank by its acceptance hereof further agrees, that their respective rights to a trial by jury are waived by operation of this paragraph as to any action, counterclaim, or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Guaranty or the other Guarantor Documents or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or

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modifications to this Guaranty and the other Guarantor Documents. A copy of this paragraph 25 may be filed with any court as written evidence of the waiver of the right to trial by jury and consent to trial by court.

26.    Entire Agreement; Amendments and Waivers.

(a)    Entire Agreement.    This Guaranty and the other Guarantor Documents constitute the entire agreement of Guarantor with respect to the matters set forth herein and supersede any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. There are no conditions to the full effectiveness of this Guaranty.

(b)    Amendments and Waivers.    Except to the extent otherwise provided in the Credit Agreement, this Guaranty and the other Guarantor Documents may not be amended except by a writing signed by Guarantor and the Bank. No waiver of any rights of the Bank under any provision of this Guaranty or consent to any departure by Guarantor therefrom shall be effective unless in writing and signed by the Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

27.    Severability; Limitation

(a)    Whenever possible, each provision of this Guaranty and the other Guarantor Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Guaranty or any other Guarantor Document shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Guaranty or such Guarantor Document, as the case may be, or the validity or effectiveness of such provision in any other jurisdiction. If this Guaranty as to Guarantor would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of the liability of Guarantor under this Guaranty shall, without any further action by Guarantor, Bank or any other person, be automatically limited and reduced to an amount which is valid and enforceable.

(b)    Without limiting the generality of paragraph (a), above, Guarantor, and by acceptance hereof, Bank, hereby confirm that it is the intention of all such parties that this Guaranty not constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to this Guaranty. Therefore, such parties agree that the Guaranteed Obligations shall be limited to maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of Guarantor that are relevant under such laws, and after giving effect to any collections

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from, rights to receive contribution from or payments made by or on behalf of any other obligor, result in the Guaranteed Obligations not constituting a fraudulent transfer or conveyance.

(c)    Guarantor agrees that if payment is required hereunder and under the guaranties of other obligors, Guarantor shall contribute, to the maximum amount permitted by law, such amounts to such other obligors as will maximize the aggregate amount paid to Bank under the Credit Agreement, such other guaranties and the other Loan Documents.

28.    Effectiveness.    This Guaranty shall be effective upon delivery to the Bank, without further act, condition or acceptance by the Bank.

29.    Disclaimer.    Without limiting the selection of governing law provisions of Section 23, UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A FINANCIAL INSTITUTION CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY BORROWER’S PRINCIPAL RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE FINANCIAL INSTITUTION TO BE ENFORCEABLE.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty, as of the date first above written.

STANDARD INSURANCE COMPANY

By:	/s/ Eric E. Parsons

Name:	Eric E. Parsons

Title:	President and Chief Executive Officer

Address:	1100 S.W. Sixth Avenue, P11-D Portland, Oregon 97204-1093

Attention:	Treasurer

Telephone:	503.321.7520

Fax:	503.321.7540

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EXHIBIT B-2

GUARANTY

This Guaranty, dated as of June 30, 2003, is made by STANCORP MORTGAGE INVESTORS, LLC, an Oregon limited liability company (“Guarantor”), in favor of KEYBANK NATIONAL ASSOCIATION (the “Bank”).

Recitals

A.    StanCorp Financial Group, Inc., an Oregon corporation (the “Borrower”) and the Bank are parties to a Credit Agreement of even date herewith (as amended, modified, renewed or extended from time to time, the “Credit Agreement”). It is a condition precedent to the borrowings under the Credit Agreement that Guarantor guarantee the indebtedness and other obligations of the Borrower to the Bank as set forth herein.

B.    The Borrower owns 100 percent of the outstanding capital stock of Guarantor. Guarantor will derive substantial direct and indirect economic, financial, and other benefits from the making of the loan to the Borrower pursuant to the Credit Agreement (which benefits are hereby acknowledged by Guarantor).

Accordingly, to induce the Bank to make such loans, and in consideration thereof, Guarantor hereby agrees as follows:

1.    Definitions.    All capitalized terms used in this Guaranty and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. In addition, as used in this Guaranty, the following terms shall have the following meanings:

“Event of Default” has the meaning set forth in paragraph 15.

“Guaranteed Obligations” has the meaning set forth in paragraph2.

“Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to the Bank under or in connection with this Guaranty.

“Subordinated Borrower Debt” has the meaning set forth in paragraph7.

2.    Guaranty.    Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Bank, and its successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of all indebtedness, liabilities and other obligations of the Borrower to the Bank, whether created under, arising out of or in connection with the Credit Agreement, the Note or any of the other Loan Documents, including all unpaid principal of the Advances, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Bank thereunder or in connection therewith; provided, however, that Guarantor’s maximum liability hereunder shall be limited to $25,000,000. The terms “indebtedness”, “liabilities” and “obligations” are used herein in their

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most comprehensive sense and include any and all debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under the United States Bankruptcy Code or other applicable law. The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by Guarantor in connection with this Guaranty, shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

3.    Liability of Guarantor.    The liability of Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a)    Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of Guarantor and shall not be contingent upon the Bank’s exercise or enforcement of any remedy it may have against the Borrower or any other Person, or against any collateral;

(b)    this Guaranty is a guaranty of payment and performance when due and not merely of collectability;

(c)    the Bank may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Bank and the Borrower with respect to the existence of such Event of Default;

(d)    Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(e)    Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall Guarantor be exonerated or discharged by, any of the following events:

(i)    any bankruptcy or insolvency proceeding with respect to the Borrower, Guarantor, any other guarantor or any other Person;

(ii)    any limitation, discharge, or cessation of the liability of the Borrower, Guarantor, any other guarantor or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii)    any merger, acquisition, consolidation or change in structure of the Borrower, Guarantor or any other guarantor or Person, or any sale,

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lease, transfer or other disposition of any or all of the assets or shares of the Borrower, Guarantor, any other guarantor or other Person;

(iv)    any assignment or other transfer, in whole or in part, of the Bank’s interests in and rights under this Guaranty or the other Loan Documents, including the Bank’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of the Bank’s interests in and to any collateral;

(v)    any claim, defense, counterclaim or setoff, other than that of prior performance, that the Borrower, Guarantor, any other guarantor or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi)    the amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, any collateral, or the Bank’s exchange, release, or waiver of any collateral;

(vii)    the Bank’s exercise or nonexercise of any power, right or remedy with respect to any collateral, including compromise, release, settlement or waiver with or of the Borrower, Guarantor, any other guarantor or any other Person;

(viii)    the Bank’s vote, claim, distribution, election, acceptance, action or inaction in any insolvency proceeding related to the Guaranteed Obligations;

(ix)    any impairment or invalidity of any collateral or any failure to perfect any of the Bank’s liens thereon or therein; and

(x)    any other guaranty, whether by Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Borrower to the Bank.

4.    Consents of Guarantor.    Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from Guarantor:

(a)    the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b)    the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

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(c)    the time for the Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Bank may deem proper;

(d)    the Bank may discharge or release, in whole or in part, any other guarantor or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the collateral or any other collateral, nor shall the Bank be liable to Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize any collateral therefor;

(e)    the Bank may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(f)    the Bank may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrower to the Bank and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(g)    the Bank may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to the Bank, with respect to the Guaranteed Obligations or any collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of Guarantor against the Borrower;

all as the Bank may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

5.    Guarantor’s Waivers.

(a)    Certain Waivers.    Guarantor waives and agrees not to assert:

(i)    any right to require the Bank to marshal assets in favor of the Borrower, Guarantor, any other guarantor or any other Person, to proceed against the Borrower, any other guarantor or any other Person, to proceed against or exhaust any collateral, to give notice of the terms, time and place of any public

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or private sale of personal property security constituting collateral or to pursue any other right, remedy, power or privilege of the Bank whatsoever;

(ii)    the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)    any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, Guarantor or any other Person;

(iv)    any defense based upon the Bank’s errors or omissions in the administration of the Guaranteed Obligations;

(v)    any rights to set-offs and counterclaims;

(vi)    any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against the Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and

(vii)    without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.

(b)    Additional Waivers.    Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Bank upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrower, Guarantor or any other Person with respect to the Guaranteed Obligations.

(c)    Independent Obligations.    The obligations of Guarantor hereunder are independent of and separate from the obligations of the Borrower and any other guarantor and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against Guarantor, whether or not the Borrower or any such other guarantor is joined therein or a separate action or actions are brought against the Borrower or any such other guarantor.

(d)    Financial Condition of the Borrower.    Guarantor shall not have any right to require the Bank to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrower or the ability of the Borrower to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) any collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the

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Guaranteed Obligations; (v) any action or inaction on the part of the Bank or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

6.    Subrogation.    Until the Guaranteed Obligations shall be satisfied in full and the commitment of the Bank to loan money under the Credit Agreement shall be terminated, Guarantor shall not have, and shall not directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of the Bank as against the Borrower or other guarantors, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

7.    Subordination.

(a)    Subordination to Payment of Guaranteed Obligations.    All payments on account of all indebtedness, liabilities and other obligations of the Borrower to Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any credit extensions to the Borrower or otherwise, including all principal on any such credit extensions, all interest accrued thereon, all fees and all other amounts payable by the Borrower to Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Borrower Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

(b)    No Payments.    As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, Guarantor shall not accept or receive any payment or distribution by or on behalf of the Borrower, directly or indirectly, of assets of the Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Borrower Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Borrower Debt (“Subordinated Debt Payments”), except that prior to the occurrence of any Event of Default, Guarantor shall be entitled to accept and receive payments on account of principal and interest on the Subordinated Borrower Debt, in accordance with the terms of the documents and instruments governing the Subordinated Borrower Debt. In the event that, notwithstanding the provisions of this paragraph 7, any Subordinated Borrower Debt Payments shall be received in contravention of this paragraph 7 by Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Borrower Debt Payments shall be held in trust for the benefit of the

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Bank and shall be paid over or delivered to the Bank for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this paragraph 7, after giving effect to any concurrent payments or distributions to the Bank in respect of the Guaranteed Obligations.

(c)    Subordination of Remedies.    As long as any Guaranteed Obligations shall remain outstanding and unpaid, Guarantor shall not, without the prior written consent of the Bank:

(i)    accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Borrower Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Borrower Debt;

(ii)    exercise any rights under or with respect to (A) any guaranties of the Subordinated Borrower Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of the Borrower or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

(iii)    exercise any rights to setoffs and counterclaims in respect of any indebtedness, liabilities or obligations of Guarantor to the Borrower against any of the Subordinated Borrower Debt; or

(iv)    commence, or cause to be commenced, or join with any creditor other than the Bank in commencing, any insolvency proceeding against the Borrower.

(d)    Subordination Upon Any Distribution of Assets of the Borrower.    In the event of any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, upon any insolvency proceeding with respect to or involving the Borrower or its property, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Borrower Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Borrower Debt Payment to which Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating bank making such payment or distribution directly to the Bank for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to the Bank in respect of such Guaranteed Obligations.

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(e)    Authorization to the Bank.    If, while any Subordinated Borrower Debt is outstanding, any insolvency proceeding is commenced by or against the Borrower or its property:

(i)    the Bank is hereby irrevocably authorized and empowered (in the name of the Bank or in the name of Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Borrower Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Borrower Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Bank; and

(ii)    Guarantor shall promptly take such action as the Bank may reasonably request (A) to collect the Subordinated Borrower Debt for the account of the Bank and to file appropriate claims or proofs of claim in respect of the Subordinated Borrower Debt, (B) to execute and deliver to the Bank, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Borrower Debt, and (C) to collect and receive any and all Subordinated Borrower Debt Payments.

8.    Continuing Guaranty; Reinstatement.

(a)    Continuing Guaranty.    This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon Guarantor until termination of the commitment of the Bank to loan money under the Credit Agreement and payment and performance in full of the Guaranteed Obligations.

(b)    Reinstatement.    This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Borrower, its estate, trustee, receiver or any other Person (including under the United States Bankruptcy Code or other state or federal law), or must otherwise be restored by the Bank, whether as a result of insolvency proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment. All losses, damages, costs and expenses that the Bank may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of the Bank contained in paragraph 18.

9.    Payments.    Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which the Bank or any other Person may have against Guarantor by virtue hereof, upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including

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amounts that would become due but for the operation of the automatic stay under §362(a) of the United States Bankruptcy Code), Guarantor shall forthwith pay, or cause to be paid, in cash, to the Bank an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any insolvency proceeding with respect to the Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such insolvency proceeding). Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, or deduction for any taxes, on the day when due in Dollars and in same day or immediately available funds, to the Bank. All such payments shall be promptly applied from time to time by the Bank (i) first, to the payment of any fees, costs, expenses and other amounts due the Bank hereunder and under the other Guarantor Documents, and (ii) second, to the payment of the other Guaranteed Obligations in such order of application as the Bank in its sole discretion may choose.

10.    Representations and Warranties.    Guarantor represents and warrants to the Bank that:

(a)    Organization and Powers.    Guarantor is a limited liability company duly organized and validly existing under the laws of the State of Oregon, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would have a material adverse effect on such Person or its business and has all requisite power and authority b own its assets and carry on its business and to execute, deliver and perform its obligations under the Guarantor Documents.

(b)    Authorization; No Conflict.    The execution, delivery and performance by Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate action of Guarantor, and do not and will not: (i) contravene the terms of the certificate or articles, as the case may be, of incorporation and the bylaws of Guarantor or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Guarantor is a party or by which it or its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting Guarantor.

(c)    Binding Obligation.    This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(d)    Governmental Consents.    No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by Guarantor of the Guarantor Documents.

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(e)    Solvency.    Immediately prior to and after giving effect to the incurrence of Guarantor’s obligations under this Guaranty, Guarantor will be solvent.

(f)    Consideration.    Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the United States Bankruptcy Code, in the Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.

(g)    Independent Investigation.    Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of the Bank with respect thereto. Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrower and any other matters pertinent hereto that Guarantor may desire. Guarantor is not relying upon or expecting the Bank to furnish to Guarantor any information now or hereafter in the Bank’s possession concerning the financial condition of the Borrower or any other matter.

11.    Reporting Covenants.    So long as any Guaranteed Obligations shall remain unsatisfied or the Bank shall have any commitment to loan money under the Credit Agreement, Guarantor agrees that it shall furnish to the Bank:

(a)    the information regarding Guarantor set forth in Sections 8.1(a) and (c) of the Credit Agreement; and

(b)    such other information respecting the operations, properties, business or condition (financial or otherwise) of Guarantor as required by the Credit Agreement or as the Bank may from time to time reasonably request.

12.    Additional Affirmative Covenants.    So long as any Guaranteed Obligations shall remain unsatisfied or the Bank shall have any commitment to loan money under the Credit Agreement, Guarantor agrees that Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Bank shall deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Bank with evidence of the foregoing satisfactory in form and substance to it.

13.    Restrictions on Fundamental Changes.    So long as any Guaranteed Obligations shall remain unsatisfied or the Bank shall have any commitment to loan money under the Credit Agreement, Guarantor agrees that Guarantor shall not merge or consolidate into or be acquired by, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets.

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14.    Other Obligations.    The liability of Guarantor under this Guaranty is in addition to and shall be cumulative with all other liabilities of Guarantor to the Bank, if any, as guarantor, surety, endorser, accommodation co-obligor or otherwise of any obligations of the Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

15.    Events of Default.    Any of the following shall constitute an “Event of Default”:

(a)    Representations and Warranties.    Any representation or warranty by Guarantor under or in connection with the Guarantor Documents shall prove to have been incorrect in any material respect when made or deemed made.

(b)    Failure by Guarantor to Perform Certain Covenants.    Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Guaranty or any other Guarantor Document.

(c)    Invalidity of Guaranty.    This Guaranty or any other Guarantor Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or Guarantor shall deny that it has any further liability or obligation thereunder.

(d)    Default under Credit Agreement.    Any “Event of Default” as defined in the Credit Agreement shall occur.

Upon the occurrence of an Event of Default, the Bank shall have the rights and remedies set forth in Section 10.2 of the Credit Agreement and may proceed to enforce all other rights and remedies available to the Bank under this Guaranty, the other Loan Documents, and applicable law.

16.    Addresses for Notices, Etc.    All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered (i) if to the Bank, at the address set forth in the Credit Agreement and (ii) if to the Guarantor, at the address set forth on the execution pages hereto, or as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with this paragraph 16. All such notices, requests, demands and other communications, when delivered, shall be effective upon actual delivery and when mailed, shall be effective when sent by nationally recognized overnight mail courier or delivery service, addressed as aforesaid.

17.    No Waiver; Cumulative Remedies.    No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Guaranty and the other Guarantor Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Bank.

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18.    Costs and Expenses; Indemnification.

(a)    Costs and Expenses.    Guarantor agrees to pay on demand:

(i)    the reasonable out-of-pocket costs and expenses of the Bank and any of its affiliates, and the reasonable fees and disbursements of counsel to the Bank (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery and administration of this Guaranty or any other Guarantor Document, and any amendments, modifications or waivers of the terms thereof;

(ii)    all costs and expenses of the Bank and its affiliates, and fees and disbursements of counsel (including allocated costs of internal counsel), in connection with the enforcement or attempted enforcement, or preservation of any rights or interests under, this Guaranty and any other Guarantor Document, and any out-of-court workout or other refinancing or restructuring or any insolvency proceeding, including any losses, costs and expenses sustained by the Bank as a result of any failure by Guarantor to perform or observe its obligations contained in this Guaranty and the other Guarantor Documents; provided, however, that notwithstanding the foregoing, the prevailing party in connection with any judicial suit or proceeding brought by any party to this transaction against the other shall be entitled to all costs and expenses, and all fees and disbursements of counsel (including allocated costs of internal counsel).

(b)    Indemnification.    In addition, whether or not the transactions contemplated by the Loan Documents shall be consummated, Guarantor hereby agrees to indemnify the Bank and any of its affiliates (each an “Indemnified Person”), against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of this Guaranty or any other Guarantor Document, the Guaranteed Obligations, or the transactions contemplated hereby or thereby, or (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto (the “Indemnified Liabilities”); provided that Guarantor shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, Guarantor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c)    Defense.    At the election of any Indemnified Person, Guarantor shall defend such Indemnified Person using legal counsel satisfactory to such

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Indemnified Person in such Person’s sole discretion, at the sole cost and expense of Guarantor.

(d)    Interest.    Any amounts payable to the Bank under this paragraph 18 if not paid upon demand shall bear interest from the date of such demand until paid in full, at a per annum rate equal to the Base Rate, plus two hundred (200) Basis Points.

19.    Set off Rights.    As security for the payment of the Guaranteed Obligations or obligations arising under the Loan Documents, and any other obligations of Guarantor to the Bank of any nature whatsoever (collectively the “Obligations”), Guarantor hereby grants to the Bank a security interest in, a lien on, and an express contractual right to set off against all depository account balances, cash, and any other property of Guarantor now or hereafter in the possession of the Bank. The Bank may, at any time upon the occurrence of a default hereunder (notwithstanding any notice requirements or cure periods under this or other agreements between Guarantor and the Bank) exercise the aforesaid right to setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, and the Bank may refuse to allow withdrawals from any account, all without any advance or contemporaneous notice or demand of any kind to Guarantor, such notice and demand being expressly waived.

20.    Survival.    All covenants, agreements, representations and warranties made in this Guaranty and in any other Guarantor Document shall survive the execution and delivery of this Guaranty, and shall continue in full force and effect so long as the Bank has any commitment to loan money under the Credit Agreement or any Guaranteed Obligations remain unsatisfied. Without limiting the generality of the foregoing, the obligations of Guarantor under paragraph 18 shall survive the satisfaction of the Guaranteed Obligations and the termination of the commitment of the Bank to loan money under the Credit Agreement.

21.    Benefits of Guaranty.    This Guaranty is entered into for the sole protection and benefit of the Bank and its successors and assigns, and no other Person (other than any Indemnified Person specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Bank, by its acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than Guarantor, and such obligations shall be limited to those expressly stated herein.

22.    Binding Effect; Assignment.

(a)    Binding Effect.    This Guaranty shall be binding upon Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Bank and its successors, endorsees, transferees and assigns.

(b)    Assignment.    Guarantor shall not have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Bank. The Bank may, without notice to or consent by Guarantor, sell, assign, transfer or grant participations in all or any portion of the Bank’s rights and obligations hereunder and under the other Guarantor Documents in

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connection with any sale, assignment, transfer or grant of a participation by the Bank under Section 11.3 of the Credit Agreement of the Bank’s rights and obligations thereunder and under the other Loan Documents. Guarantor agrees that in connection with any such sale, assignment, transfer or grant by the Bank, the same may deliver to the prospective participant or assignee financial statements and other relevant information relating to Guarantor and its Subsidiaries, provided that prior to delivery of any confidential information to any such person, such person is subject to a confidentiality agreement with respect to such information.

23.    Governing Law.    This Guaranty shall be governed by, and construed in accordance with, the law of the State of Ohio.

24.    Submission to Jurisdiction.    GUARANTOR HEREBY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO AND THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE STATE OF OHIO FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS, (II) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS, (III) IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW.

25.    Waiver of Jury Trial.    GUARANTOR HEREBY AGREES TO WAIVE, AND THE BANK BY ITS ACCEPTANCE HEREOF HEREBY AGREES TO WAIVE, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY, THE OTHER GUARANTOR DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. GUARANTOR HEREBY AGREES, AND THE BANK BY ITS ACCEPTANCE HEREOF HEREBY AGREES, THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. Without in any way limiting the foregoing, Guarantor further agrees, and the Bank by its acceptance hereof further agrees, that their respective rights to a trial by jury are waived by operation of this paragraph as to any action, counterclaim, or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Guaranty or the other Guarantor Documents or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Guaranty and the other Guarantor Documents. A copy of this paragraph 25

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may be filed with any court as written evidence of the waiver of the right to trial by jury and consent to trial by court.

26.    Entire Agreement; Amendments and Waivers.

(a)    Entire Agreement.    This Guaranty and the other Guarantor Documents constitute the entire agreement of Guarantor with respect to the matters set forth herein and supersede any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. There are no conditions to the full effectiveness of this Guaranty.

(b)    Amendments and Waivers.    Except to the extent otherwise provided in the Credit Agreement, this Guaranty and the other Guarantor Documents may not be amended except by a writing signed by Guarantor and the Bank. No waiver of any rights of the Bank under any provision of this Guaranty or consent to any departure by Guarantor therefrom shall be effective unless in writing and signed by the Bank. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

27.    Severability; Limitation

(a)    Whenever possible, each provision of this Guaranty and the other Guarantor Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Guaranty or any other Guarantor Document shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Guaranty or such Guarantor Document, as the case may be, or the validity or effectiveness of such provision in any other jurisdiction. If this Guaranty as to Guarantor would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of the liability of Guarantor under this Guaranty shall, without any further action by Guarantor, Bank or any other person, be automatically limited and reduced to an amount which is valid and enforceable.

(b)    Without limiting the generality of paragraph (a), above, Guarantor, and by acceptance hereof, Bank, hereby confirm that it is the intention of all such parties that this Guaranty not constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to this Guaranty. Therefore, such parties agree that the Guaranteed Obligations shall be limited to maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other

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obligor, result in the Guaranteed Obligations not constituting a fraudulent transfer or conveyance.

(c)    Guarantor agrees that if payment is required hereunder and under the guaranties of other obligors, Guarantor shall contribute, to the maximum amount permitted by law, such amounts to such other obligors as will maximize the aggregate amount paid to Bank under the Credit Agreement, such other guaranties and the other Loan Documents.

28.    Effectiveness.    This Guaranty shall be effective upon delivery to the Bank, without further act, condition or acceptance by the Bank.

29.    Disclaimer.    Without limiting the selection of governing law provisions of Section 23, UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A FINANCIAL INSTITUTION CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY BORROWER’S PRINCIPAL RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE FINANCIAL INSTITUTION TO BE ENFORCEABLE.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty, as of the date first above written.

STANCORP MORTGAGE INVESTORS, LLC

By:	/s/ Eric E. Parsons

Name:	Eric E. Parsons

Title:	President and Chief Executive Officer

Address:	1100 S.W. Sixth Avenue, P11-D
Portland, Oregon 97204-1093

Attention:	Treasurer
Telephone:	503.321.7520
Fax:	503.321.7540

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EXHIBIT C

COMPLIANCE CERTIFICATE

This Compliance Certificate is executed and delivered by StanCorp Financial Group, Inc. (“Borrower”) to KeyBank National Association (“Bank”) pursuant to the requirements of the Credit Agreement dated as of June 30, 2003 between Borrower and Bank (“Credit Agreement”). Any capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Credit Agreement. This Compliance Certificate covers Borrower’s fiscal                  ended                     .

1.    Financial Covenants.    Attached are the calculations showing whether Borrower was in compliance with Section 8.11 of the Credit Agreement and whether Borrower and SIC were in compliance with Section 8.12 of the Credit Agreement, as of the end of the fiscal period covered by this Compliance Certificate. Each such calculation is derived from the books and records of Borrower and SIC and correctly reflects whether Borrower and SIC are in compliance with the applicable sections of the Credit Agreement.

2.    Contingent Liabilities.    Except as disclosed in the financial statements (or a note thereto) furnished to the Bank, there were no material contingent obligations of Borrower and its Subsidiaries, including guaranties, endorsements, undertakings or agreements to reimburse or indemnify issuers of letters of credit, and agreements to maintain net worth or working capital of or provide funds to satisfy any other financial test applicable to any other Person (whether or not they should be classified as liabilities upon the obligor’s balance sheet, whether originally incurred or later assumed, and whether or not incurred as a general partner or joint venturer of a partnership or joint venture), but in any event excluding contingent obligations arising on account of the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business.

3.    Defaults.    A review of the activities of Borrower and the Guarantors during the fiscal period covered by this Compliance Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower and the Guarantors performed and observed all of their obligations under the Credit Agreement and the Guaranties. To the best knowledge of the undersigned after reasonable investigation, all covenants and conditions of Borrower and the Guarantors have been performed and observed during such fiscal period and no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4.    Adverse Events.    To the best knowledge of the undersigned after reasonable investigation, no Adverse Event has occurred since the last Compliance Certificate was delivered to the Bank.

5.      Date.  This Compliance Certificate is executed on                 .

BORROWER:

StanCorp Financial Group, Inc.

By:

Name:

Title:

EXHIBIT D

Opinion of Counsel

EXHIBIT E

Litigation

Matters described in the Borrower’s reports filed with the Securities and Exchange Commission, copies of which have been provided to the Bank.

EXHIBIT F

Contingent Obligations

Matters described in the Borrower’s reports filed with the Securities and Exchange Commission, copies of which have been provided to the Bank.

EXHIBIT G

Subsidiaries (Section 7.16)

STANCORP FINANCIAL GROUP, INC.

(As of June 30, 2003)

Company Name	State of Organization	Ownership Percentage	Direct Parent/Equity Owner

Standard Insurance Company	Oregon	100%	StanCorp Financial Group, Inc.

Standard Management, Inc.	Oregon	100%	StanCorp Financial Group, Inc.

StanCorp Mortgage Investors, LLC (1)	Oregon	99%	StanCorp Financial Group, Inc.

StanCorp Real Estate Investors, LLC (1)	Oregon	99%	StanCorp Financial Group, Inc.

StanCorp Investment Advisors, Inc.	Oregon	100%	StanCorp Financial Group, Inc.

The Standard Life Insurance Company of New York	Oregon	100%	StanCorp Financial Group, Inc.

400 Health Club, Inc.	Oregon	100%	Standard Management, Inc.

Standard Assigned Benefits, Inc.	Oregon	100%	Standard Management, Inc.

StanCorp Equities, Inc.	Oregon	100%	Standard Management, Inc.

Entities are corporations unless otherwise noted: (1) = Limited Liability Company

EXHIBIT H

Partnerships/Joint Ventures (Section 7.17)

STANCORP FINANCIAL GROUP, INC.

(As of June 30, 2003)

Company Name	State of Organization	Ownership Percentage	Direct Parent/Equity Owner

Alder House, LP (2)	Oregon	33.0%	Standard Insurance Company

Gold/West Henry Building, LP (2)	Oregon	19.8%	Standard Insurance Company

Oregon Equity Fund, LP (2)	Oregon	24.8%	Standard Insurance Company

Oregon Equity Fund II, LP (2)	Oregon	29.4%	Standard Insurance Company

Oregon Equity Fund III, LP (2)	Oregon	19.2%	Standard Insurance Company

Oregon Equity Fund IV	Oregon	12.4%	Standard Insurance Company

Canyon Park Development (2)	Washington	75.0%	Standard Insurance Company

Hillsboro Hotel Association (2)	Washington	21.6%	Standard Insurance Company

Portland West CYM, LLC (1)	Washington	14.4%	Standard Insurance Company

Homestead Equity (2)	Oregon	20.0%	Standard Insurance Company

Sunset Center LLC (1)	Oregon	50.0%	StanCorp Real Estate Investors, LLC

NMC Limited II, LLC (1)	Oregon	50.0%	Standard Insurance Company

Entities are corporations unless otherwise noted: (1) = Limited Liability Company; (2) = Limited Partnership

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(continued)

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(continued)

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(continued)

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